Exhibit 2.2

FIRST AMENDMENT TO THE

MERGER AGREEMENT

Dated as of May 1, 2023

This First Amendment to the Merger Agreement (this “Amendment”) is made and entered into as of the date first set forth above (the “Amendment Date”) by and among Logiq, Inc., a Delaware corporation (the “DLQ Parent”), DLQ, Inc., a Nevada corporation (the “Company”), Abri SPAC I, Inc., a Delaware corporation (“Parent”), and Abri Merger Sub, Inc., a Delaware corporation (“Merger Sub”). The DLQ Parent, the Company, Parent, and Merger Sub, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS the Parties are all of the Parties to that certain Merger Agreement dated as of September 9, 2022 (as may be amended, modified or supplemented from time to time, the “Merger Agreement”); and

WHEREAS, the Parties now desire to amend the Merger Agreement to remove certain net tangible asset requirements as a result of the removal of such requirements from the amended and restated certificate of incorporation of the Parent;

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

2.	Amendment. Pursuant to the provisions of Section 12.2 of the Merger Agreement, the Merger Agreement is hereby amended as follows:

(a)	Section 6.6(g) is hereby amended and restated in its entirety to provide as follows:

(g) Parent, with the assistance of DLQ Parent and the Company, shall use its reasonable best efforts to cause the S-4 and the Proxy Statement to “clear” comments from the SEC and the S-4 to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock and DLQ Parent shall cause its Proxy Statement together with all other Offer Documents, to be disseminated to the holders of DLQ Parent Common Stock. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock, either immediately prior to or upon the consummation of the Merger, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Parent’s amended and restated certificate of incorporation, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s amended and restated certificate of incorporation, the proceeds held in the Trust Account will first be used for the redemption of the shares of Parent Common Stock held by Parent’s public stockholders who have elected to redeem such shares.

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(b)	Section 9.1(d) is removed in its entirety and replaced with the word “Reserved.”

3.	Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Merger Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Merger Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

4.	Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.

ABRI SPAC I, INC.

By:	/s/Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

ABRI MERGER SUB, INC.

By:	/s/Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

DLQ, INC.

By:	/s/Brent Suen
Name:	Brent Suen
Title:	Chief Executive Officer

LOGIQ, INC.

By:	/s/Brent Suen
Name:	Brent Suen
Title:	Chief Executive Officer

[Signature Page to First Amendment to Merger Agreement]